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EXHIBIT 5.1

April 16, 2002

Maxwell Technologies, Inc.
8888 Balboa Avenue
San Diego, California 92123

Ladies and Gentlemen:

        You have requested my opinion in my capacity as General Counsel to Maxwell Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering the issuance and sale of up to 509,656 shares (the "Shares") of the Company's common stock, par value $.10 per share ("Common Stock"), that may be issued from time to time upon the exercise of options to purchase Common Stock pursuant to the Company's 2002 Substitute Stock Option Plan (the "Plan").

        In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

        Based on such review, I am of the opinion that the Shares have been duly authorized, and when sold and issued in accordance with the terms of the Plan will be, validly issued, fully paid and non-assessable.

        I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ Donald M. Roberts

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  EXHIBIT 5.1